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EXHIBIT 99.(a)(2)

ATTACHMENT:  LETTER OF TRANSMITTAL

                                 NETOPIA, INC.

                             Letter of Transmittal

Participation instructions:

1. Complete this form, complete it, sign it, and fax it to Janna Berry at (510) 814-5397 or deliver it to Janna Berry, Netopia, Inc., 2470 Mariner Square Loop, Alameda, California 94501, as soon as possible, but in any event, BEFORE 5:00 p.m. Pacific Daylight time on June 4, 2001.

2. Ensure that you receive confirmation of receipt from Janna Berry within 3 business days. Note that employees who return forms after June 4, 2001 may not receive timely confirmation.

Name of Optionee:        ____________________________

Country Where Employed:  ____________________________

Social Security Number:  _____-______-__________   (U.S. employees only)

  I am an employee of Netopia, Inc. ("Netopia" or the "Company"). I have received and read the Offer to Exchange including the Summary Term Sheet. I understand that I may cancel any eligible options granted to me under the Netopia, Inc. 1996 Stock Option Plan (the "Plan") with an exercise price above $10.00 per share, but that if I cancel any options, I must cancel all options that were granted to me on or after December 2, 2000. In return, Netopia will grant me an option to purchase the same number of shares, subject to adjustment for stock splits, stock dividends and other similar events, no earlier than the date that is the date of the first meeting of the compensation committee of the Netopia board of directors held after six months and one day following the date that Netopia cancels the options accepted for exchange, which will be on or after December 5, 2001 (the "replacement grant date"), provided that I am still employed by Netopia on that date. The exercise price of the New Options will be equal to the closing price of Netopia common stock on the replacement grant date as reported by the Nasdaq National Market. The vesting schedule governing the exercisability of my New Option will be as follows: the New Option will vest and be exercisable on the same dates and with respect to the same number of shares as the options being cancelled.

  I understand that my employment with Netopia is on an at-will basis and that nothing in the offer to exchange modifies or changes that, and that if my employment with Netopia or one of its subsidiaries is terminated by me or Netopia, voluntarily, involuntarily, or for any reason or for no reason, before my New Option is granted, I will not have a right to any stock options that were previously cancelled, and I will not have a right to the grant that would have been issued on the replacement grant date.

  I understand that the New Option will be either an incentive stock options (to the extent possible under applicable tax laws) or nonstatutory stock options, depending on the nature of the options that I elect to exchange. I understand that except for the exercise price and, with respect to incentive stock options, the commencement of a new holding period for incentive stock option treatment of the option, all of the terms of the New Option will be substantially the same as the terms of the options being cancelled.

  I also understand that I will not be eligible to receive any other options until the replacement grant date.
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  I recognize that, under certain circumstances stated in the Offer to Exchange,
Netopia may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered with this letter of transmittal but not accepted for exchange will be returned to me.

  I have reviewed the list of my options that Netopia has attached to this letter of transmittal. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date Netopia accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE I WILL BE UNABLE TO REVOKE THIS LETTER OF TRANSMITTAL AFTER 5:00 P.M. PACIFIC DAYLIGHT TIME, ON JUNE 4, 2001.

  I hereby make the following election(s) with regard to my eligible option grants (please check):

A. OPTIONS GRANTED ON OR AFTER December 2, 2000 PLUS ALL OPTIONS GRANTED UNDER THE PLAN BEFORE DECEMBER 2, 2000.

[_] I hereby elect to cancel ALL outstanding options granted on or after December 2, 2000, as well as all outstanding options granted to me before December 2, 2000 under the Plan with exercise prices above $10.00 per share.

B. OPTIONS GRANTED ON OR AFTER December 2, 2000, PLUS CERTAIN OPTIONS GRANTED BEFORE December 2, 2000.

[_] I hereby elect to cancel ALL outstanding options granted on or after December 2, 2000, and in addition I hereby elect to cancel the following outstanding options granted before December 2, 2000. (PLEASE LIST ONLY THOSE OPTIONS THAT YOU WANT TO CANCEL):

1.  Option Granted on _______________ ____, ________.

2.  Option Granted on _______________ ____, ________.

3.  Option Granted on _______________ ____, ________.

4.  Option Granted on _______________ ____, ________.

Optionee's Signature (if submitted in hardcopy): ________________________

Optionee's Name (please print): _________________________________________

Date:  ______________________